Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-145113, 333-145114, 333-149356, 333-149357, 33-06565 and 33-83160) of our reports dated November 27, 2012 with respect to the consolidated financial statements and schedules of Zoltek Companies, Inc., and the effectiveness of internal control over financial reporting of Zoltek Companies, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2012.

/s/ ERNST &YOUNG LLP
St. Louis, Missouri
November 27, 2012